Exhibit 10.2

SELECTIVE INSURANCE GROUP, INC.

CASH INCENTIVE PLAN

CASH INCENTIVE UNIT AWARD AGREEMENT

This CASH INCENTIVE UNIT AWARD AGREEMENT (“Agreement”) is made and entered into as of [DATE], pursuant to the Selective Insurance Group, Inc. Cash Incentive Plan (the “Plan”) by and between SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation (the “Company”) and [EMPLOYEE] (the “Recipient”).

WHEREAS, the Salary and Employee Benefits Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), has approved the grant of cash incentive units (each a “Cash Unit”), as described in 2 below (the “Award”) pursuant to the Plan to the Recipient as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.            Definitions.   Capitalized terms which are not defined herein shall have the meaning set forth in the Plan. If any provision of this Agreement conflicts with any provision of the Plan, (as determined in the sole discretion of the Committee) the Plan shall govern.

2.            Grant of Cash Units; Initial Value.   The Company hereby grants to the Recipient, pursuant to the Plan on the date set forth above, an Award of [NUMBER ( )] of Cash Units. Each Cash Unit granted hereunder shall have an initial value of one hundred dollars ($100). The final value of each Cash Unit shall be adjusted to reflect the percentage increase or decrease of the total shareholder return on the common stock of the Company, as set forth in 4(b) below.

3.	Payment of Cash Units.

(a)      The payment for this Award which the Committee determines, in writing, to be earned pursuant to Section 4 shall, subject to the provisions of this Section 3, Section 4 and Section 5, be paid in cash by the Company on a date (the “Payment Date”) as soon as practicable following (but not later than 2 ½ months after the end of the calendar year coincident with) the end of the Performance Period described in Section 4(a).

(b)       Deferral. The Recipient may, notwithstanding the provisions of Section 3(a) above, by election filed with the Company under the Selective Insurance Company of America Deferred Compensation Plan (or any successor plan or program), and on a form acceptable to the Committee or its designee, not later than December 31, 2007 and subject to such terms and conditions as the Committee may specify, to have any payment that may become due in respect of this Award deferred until such later time as shall be specified in such election.

4.	Vesting and Performance Criteria.

(a)       Performance Period. The Performance Period for this Award shall commence on January 1, 2006 and end on December 31, 2008.

(b)      Performance Goal. The value of each Cash Unit at the Payment Date shall be determined by increasing or decreasing the initial value of each Cash Unit by a percentage reflecting the increase or decrease in the total shareholder return per share of common stock to the Company’s shareholders for the Performance Period, including the value of any dividends paid, regardless of the form of the dividend (cash, stock or other property) with such dividends deemed to be reinvested in the common stock of the Company.

(c)       For the purposes of the calculation referenced in 4(b), the value of the Company’s common stock to be used at the commencement date and the end date of the Performance Period shall be the Fair Market Value of the Company’s common stock as such Fair Market Value is defined in the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan.

5.	Termination of Employment.

(a) Recipient must be employed by the Company or one of its subsidiaries as of the Payment Date provided that, if the Recipient’s employment is terminated prior to such Payment Date by reason of death, retirement on or after “Early Retirement Age” or “Normal Retirement Age” as each is defined in the Retirement Income Plan for Selective Insurance Company of America, “Total Disability” as such is defined in the aforementioned Retirement Income Plan, or for any other reason with the express consent of the Committee, the Committee, in its sole discretion, may provide for an Award payment to the Recipient or, if applicable, the Recipient’s designated beneficiary. In such case, the Award shall be payable at the same time and pursuant to the same terms and conditions had the Recipient continued employment through the Payment Date.

(b)      The transfer between the Company and a subsidiary of the Company or between such subsidiaries shall not be considered a termination of employment.

(c)       In the event of the Recipient’s termination of employment prior to the Payment Date, except as provided in this Section 5 or in Section 6, the Recipient shall have no right to any payment hereunder.

6.            Change in Control. Notwithstanding anything in Section 5, in the event a Change in Control (as defined in the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan) occurs, the Award, if not previously forfeited pursuant to Section 5, shall become non-forfeitable and the value of each Cash Unit shall be determined as of the date of the Change in Control. The payment of the Award so determined shall be made to the Recipient within thirty (30) days of the Change in Control.

7.            Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase the Company’s common stock at a price substantially below fair market value, or other similar corporate event affects the Company’s common stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the number of Cash Units or calculations with respect to determining the achievement of Performance Goals subject to this Award.

8.            Notice. Any notice required or permitted to be given to the Company hereunder shall be addressed to Selective Insurance Group, Inc., Attention: Corporate Secretary, 40 Wantage Avenue, Branchville, NJ 07890; any notice required or permitted to be given hereunder to the Recipient shall be deemed given when delivered personally, or when deposited with a Untied States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at the Recipient’s address as last known by the Company, or such other address as the Recipient may designate in writing to the Company.

9.            Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.          Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties hereto.

11.          Survival of Terms. This Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

12.          Severability.   If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

13.          Incorporation of Plan; Acknowledgment.   This Agreement is granted pursuant to the Plan, and is in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. By signing this Agreement, the Recipient acknowledges having received and read a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Cash Incentive Unit Award Agreement on the day and year first above written.

SELECTIVE INSURANCE GROUP, INC.

By:_____________________________________

Title:____________________________________

[EMPLOYEE]:

_______________________________________

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